                Section 240.14a-101 Schedule 14A
            Information required in proxy statement.
                    Schedule 14A Information
  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                      Celadon Group, Inc.
------------------------------------------------------------------------
        Name of Registrant as Specified In Its Charter

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------
    (5) Total fee paid:

    --------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         ---------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------
         (3) Filing Party:

         ---------------------------------------------------------------
         (4) Date Filed:

         ---------------------------------------------------------------

                               CELADON GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
CELADON GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Celadon Group, Inc. ("Celadon" or the "Company") will be held at the Company's Corporate Headquarters located at One Celadon Drive, Indianapolis, Indiana 46235-4207 on Friday, May 28, 1999 at 10:00 a.m. (local time) for the following purposes:

     1. Election of Directors for the ensuing year;

     2. Approval of the appointment of Independent Auditors for 1999, and

     3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on April 23, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

                                              By order of the Board of Directors


                                              Paul A. Will
                                              Secretary

May 7, 1999

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

                                                                 Page
Proxy Statement..................................................   1
Directors and Executive Officers.................................   1
     Compensation of Directors and Executive Officers............   5
     Employment Agreements.......................................   9
     Stock Price Performance Chart...............................  13
     Security Ownership of Principal Stockholders and Management.  14
     Certain Relationships and Related Transactions..............  16
Ratification of Appointment of Ernst & Young LLP.................  17
Stockholders' Proposals..........................................  17
General..........................................................  18

                               CELADON GROUP, INC.
                               9503 E. 33rd Street
                           Indianapolis, Indiana 46236

                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Celadon Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on May 28, 1999, at the Company's corporate headquarters located at One Celadon Drive, Indianapolis, Indiana 46235. If not otherwise specified, all proxies received pursuant to this solicitation will be voted in the election of directors FOR the persons named below, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     Stockholders who execute proxies may revoke them at any time before they are exercised by giving written notice to the Secretary of the Company at the address of the Company, by executing a subsequent proxy and presenting it to the Secretary of the Company, or by attending the meeting and voting in person.

     As of April 23, 1999, the record date for the Meeting, the Company had outstanding 7,751,657 shares of Common Stock which are entitled to vote at the Meeting, each share being entitled to one vote. Only stockholders of record at the close of business on April 23, 1999 will be entitled to vote at the Meeting, and this Proxy Statement and the accompanying proxy are being sent to such stockholders on or about May 7, 1999.

                        DIRECTORS AND EXECUTIVE OFFICERS

     At the Meeting, five directors are to be elected to hold office until the Annual Meeting of Stockholders in 2000 and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the Company, Stephen Russell, Paul A. Biddelman, Michael Miller, Joel E. Smilow and Kilin To. All of the individuals are currently directors of the Company, and all of the named individuals are nominees of the Board of Directors. The Board of Directors recommends that the stockholders vote FOR the election of all five nominees.

     The directors and executive officers, and key employees of the Company and its subsidiaries are as follows:

         Name             Age     Position
         ----             ---     --------
Stephen Russell           59      President, Chief Executive Officer and Chairman
Ronald S. Roman           54      Senior Executive Vice President and Chief Operating
                                  Officer
Robert Goldberg           47      Executive Vice President - Chief Financial Officer
Michael W. Dunlap         37      Vice President - Treasurer of the Company
Paul A. Will              32      Vice President - Secretary and Controller of the
                                  Company
Paul A. Biddelman(1)      53      Director of the Company
Michael Miller(1)         53      Director of the Company
Joel E. Smilow(2)         65      Director of the Company
Kilin To(2)               55      Director of the Company

---------------

(1) Member of the Audit Committee
(2) Member of the Compensation Committee

     Mr. Russell has been Chairman of the Board and Chief Executive Officer of the Company since its inception in July 1986. He is also a director of Petroleum Heat and Power Company, Inc., a director of the Interstate Truckload Carriers Conference, a director of the American Trucking Association ("ATA"), a director of the Truckload Carriers Association ("TCA"), chairman of the international committees of both the ATA and TCA, and a member of the North American Transportation Alliance advisory board. Mr. Russell has been a member of the Board of Advisors of Cornell University -- Johnson Graduate School of Management since 1983.

     Mr. Roman has been Senior Executive Vice President - Chief Operating Officer of the Company since June 1997. He was Executive Vice President - Fleet Management and Customer Service of Celadon Trucking Services, Inc. from July 1996 to June 1997. From October 1985 to July 1996, Mr. Roman was employed by North American Van Lines, Inc., an over-the-road household goods and high value product full truckload transportation company, holding executive positions, primarily Vice President - Fleet Services, from October 1985 to August 1995.

     Mr. Goldberg has been Executive Vice President - Chief Financial Officer of the Company since February 1998. From November 1993 to December 1997, Mr. Goldberg was President of Trans-Star, Inc., a refrigerated trucking company. From October 1992 to October 1993, Mr. Goldberg was Vice President - Chief Financial Officer of Proline Carriers, Inc., a van trucking company. Mr. Goldberg is a certified public accountant.

     Mr. Dunlap has been Vice President - Treasurer of the Company since July 1996. He served as Vice President of Finance for National Freight, Inc., a regional truckload transportation company, from October 1993 to July 1996, and as Vice President - Treasurer for Burlington Motor Carriers, Inc., from October 1989 to October 1993.

     Mr. Will has been Vice President-Secretary and Controller of the Company since September 1996. He was Vice President-Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996 and Controller from September 1993 to January 1996. He served as Controller for American Hi-Lift, a company engaged in the business of renting aerial work platform equipment, from February 1992 to September 1993. Mr. Will is a certified public accountant.

     Mr. Biddelman has been a director of the Company since October 1992. Mr. Biddelman has been President of Hanseatic Corporation, a private investment company, since December 1997, and served as Treasurer of that company from April 1992 to December 1997. He is also a director of Premier Parks, Inc., Electronic Retailing Systems International, Inc., Star Gas LLC (the General Partner of
Star Gas Partners, L.P.), and Insituform Technologies, Inc.

     Mr. Miller has been a director of the Company since February 1992. Mr. Miller has been Chairman of the Board and Chief Executive Officer of Aarnel Funding Corporation, a venture capital/real estate company since 1974, a partner of Independence Realty, an owner and manager of real estate properties, since 1989, and President and Chief Executive Officer of Miller Investment Company, Inc., a private investment company, since 1990.

         Mr. Smilow has been a director of the Company since December 1996. Mr. Smilow served as Chief Executive Officer of Playtex Products, Inc. and it predecessors ("Playtex") from 1969 until July 10, 1995 and served as Chairman of Playtex from 1969 until June 1995.

         Mr. To has been a director of the Company since 1988. He has been a managing partner of Sycamore Management, Inc., since 1995. He was a Vice President of Citicorp Venture Capital, Ltd. ("CVC"), a subsidiary of Citicorp N.A., from 1984 to 1995.

     All directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified or they resign. Mr. Russell and Hanseatic Corporation are parties to a stockholders agreement pursuant to which they have agreed to vote their shares of Common Stock for the other's designee. Those designees are Messrs. Russell and Biddelman. See "Security Ownership of Principal Stockholders and Management" and "Certain Relationships and Related Transactions--Transactions with Directors and Stockholders". Executive officers hold office until their successors are chosen and qualified, subject to their removal by the Board of Directors, to any employment agreements or their resignation. See "Compensation of Directors and Executive Officers--Employment Agreements."

     Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by law, indemnify all directors, officers, incorporators, employees, or agents of the Company against liability for certain of their acts. The Company's Certificate of Incorporation provides that, with a number of exceptions, no director of the Company shall be liable to the Company for damages for breach of his fiduciary duty as a director.

     The Audit Committee consists of Paul A. Biddelman and Michael Miller. The Audit Committee meets with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters. The Compensation Committee consists of Joel E. Smilow and Kilin To. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company, administers the Company's Employee Stock Purchase Plan and administers the Company's Stock Option Plan. Effective November 1, 1996, the full Board of Directors became the administrators of the Company's Stock Option Plan. The Company does not have a nominating committee or a committee performing similar functions.

     The Board of Directors of the Company met ten times during the fiscal year ended June 30, 1998. In addition, on two occasions, the Board of Directors took action pursuant to unanimous written consent. Of the current directors, one failed to attend at least 75% of those meetings plus any committee meeting of the Board of which he was a member. The Company's Audit Committee met one time during the year ended June 30, 1998. The Compensation Committee met five times during the year ended June 30, 1998.

     Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's directors, officers, and any persons owning more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in fiscal 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered during fiscal 1998, 1997 and 1996 to the Chief Executive Officer of the Company, each of the four other most highly paid executive officers of the Company whose annual cash compensation exceeded $100,000, and the former Executive Vice President and Chief Financial Officer of the Company who resigned April 1, 1998 and whose cash compensation exceeded $100,000 prior to his resignation, (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                 Long Term
                                                                                Compensation
                                                                                   Awards
                                                                                -----------
                                                    Annual Compensation          Securities
                                      Fiscal   ------------------------------    Underlying        All Other
Name and Principal Position            Year       Salary           Bonus          Options        Compensation
-----------------------------------  --------- ------------    -------------- ---------------- -----------------
Stephen Russell                        1998      $  498,858     $ 339,077               --      $  75,576(1)(2)(3)
  Chairman of the Board                1997         482,143       236,957               --         81,642(1)(2)(3)
  and Chief Executive Officer          1996         438,711            --           20,000        110,446(1)(2)

Ronald S. Roman                        1998      $  155,815     $  67,753           10,000      $   6,547(2)(3)(4)(5)
  Senior Executive Vice President,     1997         137,837         7,500           35,000         33,125(3)(4)(5)
  Chief Operating Officer

Robert Goldberg                        1998        $ 43,783     $  18,790           20,000      $   1,454(3)(4)(5)
  Executive Vice President
  Chief Financial Officer

Michael W. Dunlap                      1998      $  110,681     $  46,683            5,000      $   3,645(2)(3)(4)
  Vice President, Treasurer            1997          99,121        20,000            5,000         10,302(3)(4)(5)

Don S. Snyder (6)(7)
 Executive Vice President, Chief       1998      $  136,445     $  40,000               --      $   9,514(2)(3)(4)
 Financial Officer                     1997         174,015        40,000           35,000         20,082(2)(3)(4)(5)
                                       1996          41,350        10,000               --             --

------------

(1) Includes the premiums paid by the Company for term insurance and split-dollar insurance for which the Company has an assignment against the cash value for premiums paid, as follows: $71,239 in fiscal 1998, $69,478 in fiscal 1997 and $99,587 in fiscal 1996.

(2) Includes the Company's contribution under the Company's 401(k) Profit Sharing Plan, as follows: Stephen Russell-- $2,500 in fiscal 1998, $2,375 in fiscal 1997 and $2,375 in fiscal 1996; Ronald Roman -- $1,210 in fiscal 1998; Don S. Snyder -- $549 in fiscal 1998 and $792 in fiscal 1997; Michael W. Dunlap -- $1,023 in fiscal 1998.

(3) Includes premiums and reimbursement under an Executive health and disability benefit program as follows, Stephen Russell -- $1,839 in fiscal 1998, $9,789 in fiscal 1997, $8,484 in fiscal 1996; Ronald S. Roman -- $2,709 in fiscal 1998, $634 in fiscal 1997; Robert Goldberg -- $53 in fiscal 1998; Don S. Snyder -- $7,885 in fiscal 1998 and $611 in fiscal 1997; Michael W. Dunlap -- $1,611 in fiscal 1998 and $413 in fiscal 1997.

(4) Includes premiums on the employee portion of split dollar life insurance premiums as follows: Ronald S. Roman -- $2,627 in fiscal 1998 and $985 in fiscal 1997; Robert Goldberg -- $250 in fiscal 1998; Don S. Snyder -- $1,080 in fiscal 1998 and $694 in fiscal 1997; Michael W. Dunlap -- $1,011 in fiscal 1998 and $379 in fiscal 1997.

(5)  Includes relocation related expense reimbursements as follows: Ronald
     S. Roman -- $31,506 in fiscal 1997; Robert Goldberg -- $1,151 in fiscal 1998; Don S. Snyder -- $17,985 in fiscal 1997; Michael W. Dunlap -- $9,510 in fiscal 1997.

(6) In connection with Don S. Snyder's relocation, the Company acquired his personal residence and has incurred $122,325 in cost associated with the acquisition and marketing of his home in Ft. Worth, Texas pursuant to his employment contract. Such amount is not included in the above table.

(7) Don S. Snyder resigned as Executive Vice President, Chief Financial Officer of the Company, on April 1, 1998.

Stock Options

     The following table contains information concerning the grant of stock options to the named Executive Officers.

                        Option Grants in Last Fiscal Year

                                              Individual Grants
                       ----------------------------------------------------------------           Potential
                                                                                                 Realizable
                       Number of                                                              Value at Assumed
                       Securities       % of total                                             Annual Rates of
                       Underlying       Options                                                  Stock Price
                       Options          Granted to        Exercise or                         Appreciation For
                       Granted          Employees         Base Price       Expiration          Option Term(1)
Name                   (Shares)         In Fiscal Year    Per Share        Date                5%           10%
---------------------  ------------     ----------------- ---------------  ------------  ------------------------
Stephen Russell              0                  --             --             --            --             --
Ronald S. Roman           10,000(2)            10%           $14.50         10/01/07     $  91,200      $ 231,100
Robert Goldberg           20,000(3)            20%           $14.25         02/23/08     $ 179,200      $ 454,200
Michael W. Dunlap          5,000(4)             5%           $12.63         08/29/07     $  39,700      $ 100,600
Don S. Snyder                0                  --             --             --            --             --

---------------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(2) Options for 3,334 shares became exercisable on October 1, 1998, and options for 3,333 shares will become exercisable on each of October 1, 1999 and October 1, 2000.

(3) Options for 6,667 shares became exercisable on February 23, 1999. Options for 6,667 will become exercisable on February 23, 2000 and options for 6,666 shares will become exercisable on February 23, 2001.

(4) Options for 1,667 shares became exercisable on August 29, 1998. Options for 1,667 shares become exercisable on August 29, 1999, and options for 1,666 shares become exercisable on August 29, 2000.

Report on Repricing of Options

                                                                                              Length of
                                                    Market        Exercise                    Original Term
                                    Number          Price at      Price at      New           Remaining at
                                    of Options      Time of       Time of       Exercise      Date of
     Name             Date          Repriced        Repricing(1)  Repricing     Price         Repricing
     ----             ----          --------        ------------  ---------     -----         ---------
Stephen Russell       8/1/97        25,000           $12.00        $20.00       $12.00         7 yrs, 1 mo.


     The repricing was a component of Mr. Russell's renegotiated employment agreement. The repricing in lieu of additional cash compensation to be paid pursuant to the terms of the amended agreement. See "Executive Compensation - Employment Agreements."

Option Exercises and Holdings

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held at June 30, 1998. Don S. Snyder, former Executive Vice President and Chief Financial Officer of the Company, exercised 35,000 options at an exercise price of $10.00 per share during fiscal 1998.

                            Aggregated Option Values

                                   Number of Securities                  Value of Unexercised
                                  Underlying Unexercised                 In-the-Money Options
                                 Options at June 30, 1998                at June 30, 1998 (1)
                            ----------------------------------   ----------------------------------
          Name                Exercisable     Unexercisable         Exercisable       Unexercisable
-------------------------   --------------- ------------------   ------------------ ---------------
Stephen Russell                      70,000                 --          $   489,375     $      --
Ronald S. Roman                      11,668             33,332              121,675       288,319
Robert Goldberg                          --             20,000                   --        95,000
Michael W. Dunlap                     1,667              8,333               19,171        70,205
Don S. Snyder (2)                        --                 --                   --            --

------------
(1) Fair market value of underlying securities was $19.00 per share based on the closing price of the Company's Common Stock on June 30, 1998.

(2) Don S. Snyder resigned as an officer and employee of the Company, effective April 1, 1998.

Directors Compensation

     Non-employee directors of the Company receive an annual fee of $15,000, payable quarterly, for serving as a director of the Company. Such directors receive $1,250 per quarter for serving on committees. Board members are reimbursed for their reasonable, documented expenses for each meeting attended.

Non Employee Director Stock Option Plan

     On March 31, 1997, the Board of Directors adopted the Celadon Group, Inc. Non-Employee Director Stock Option Plan, effective as of April 1, 1997 (the "Director Option Plan"). The adoption of the Director Option Plan was approved by stockholders at the annual meeting of stockholders held December 1, 1997. The Director Option Plan is administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board"), appointed from time-to-time by the Board.

     The Director Option Plan authorizes the issuance of up to 100,000 shares of Common Stock upon the exercise of non-qualified stock options granted to non-employee directors of the Company. All non-employee directors of the Company are eligible to be granted options under the Director Stock Option Plan. A Non-Employee Director is a director serving on the Company's Board who is not an active employee of the Company and/or a subsidiary or parent company of the Company, as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the terms of the Director Stock Option Plan, each non-employee director of the Company who is first elected to the Board after April 1, 1997, will be granted, as of the first day of the month coincident with or next following the date of his or her election, an option to purchase 8,000 shares of Common Stock. Following the initial grant described in the preceding sentence, each non-employee will receive on each April 1 thereafter, an option to purchase 4,000 shares of Common Stock. No non-employee director qualified for an initial grant during fiscal 1998. On April 1, 1998, each of the four non-employee directors of the Company as of April 1, 1998 was granted an option to purchase 4,000 shares of Common Stock.

                              Employment Agreements

     The Company had a four-year employment agreement expiring January 21, 1998 with Stephen Russell, Chairman and Chief Executive Officer of the Company, providing for an initial annual salary of $395,000, which salary was to be increased 7.5% annually during the term of the agreement, plus a bonus computed annually. Effective October 1, 1996, the Committee agreed to amend Mr. Russell's contract to reflect his assumption of increased responsibilities following the resignation of Leonard R. Bennett, the former President of the Company, on July 3, 1996. The amendment provided that Mr. Russell would receive five percent of profit before tax in excess of $3,000,000 in lieu of the bonus computed under his original contract. On August 1, 1997, the Compensation Committee of the Board of Directors renegotiated the general terms of Mr. Russell's current employment contract. As a result of such negotiations, the term of Mr. Russell's employment contract has been extended for three years to January 21, 2001. In lieu of a fixed percentage annual base salary increase, Mr. Russell now receives an annual base salary increase equal to the change in the Consumer Price Index, and stock options awarded to Mr. Russell on September 9, 1994 to acquire 25,000 shares of Common Stock at an exercise price of $20.00 per share were repriced to $12.00, the closing sale price of the Company Common Stock on the NASDAQ National Market on August 1, 1997. In lieu of a bonus based on a stipulated percentage of pretax income above a minimum level, Mr. Russell participates in an incentive bonus program designed for all members of the Company's senior management. Depending upon the Company's performance which is measured against goals established by the Compensation Committee annually, Mr. Russell earns a bonus as a percentage of his base salary of between 0% and 105%. The agreement also provides that in the event of termination: (i) as a result of a change in control of the Company, Mr. Russell will receive a lump sum severance allowance in an amount equal to two times his annual compensation; (ii) without cause or by Mr. Russell for cause, Mr. Russell will be entitled to receive his salary for the remainder of the term of the agreement or one year, whichever is greater; and (iii) as a result of the disability of Mr. Russell, he will be entitled to receive 50% of his salary during the two-year period commencing on the date of his termination. The agreement also includes a two-year non-compete covenant commencing upon termination of employment. As consideration for such non-compete covenant, the Company has agreed to pay Mr. Russell 50% of his salary during the two years following the termination of the employment agreement.

     The Company has an employment agreement with Ronald S. Roman, Senior Executive Vice President - Chief Operating Officer, expiring September 30, 1999. The agreement, as amended on June 30, 1997 coincident with Mr. Roman's promotion to his current position, provides for annual compensation of $130,000, $150,000 and $165,000 for the periods ended June 30, 1997 and 1998 and September 30, 1999, respectively. This agreement was further amended effective July 1, 1998 to increase Mr. Roman's current annual salary to $200,000. The contract provides for the granting of an option to Mr. Roman to acquire 10,000 shares of the Company's Common Stock at an exercise price of $7.50 per share and 25,000 shares at an exercise price of $9.00 per share and two additional grants of a minimum of 10,000 shares annually under the Company's Stock Option Plan. Additionally, Mr. Roman receives either a company automobile or a monthly car allowance and the right to participate in any bonus, insurance or other benefit plan provided to the Company's executives generally. Pursuant to the June 30, 1997 amendment of Mr. Roman's employment agreement, the Company also pays the dues and fees associated with Mr. Roman's club membership. The agreement contains a one-year non-compete covenant effective from the date employment is terminated by either Mr. Roman or the Company for any reason. If the Company terminates the agreement without cause, as consideration for such non-compete covenant, Mr. Roman will receive a lump sum severance payment of $165,000 as of the date of termination.

     The Company had an employment agreement with Don S. Snyder, formerly Executive Vice President, Chief Financial Officer of the Company that expired on April 1, 1998. This employment agreement was not renewed. Mr. Snyder resigned from his position with the Company effective April 1, 1998. Prior to its termination, Mr. Snyder's employment agreement provided for an annual salary of $160,000, plus an annual bonus, stock options and other benefits generally available to Company executives, in each case subject to termination by Mr. Snyder or the Company upon the occurrence of certain events.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Company's Board of Directors (the "Committee") was formed in September 1993 and is currently comprised of two non-employee directors of the Company. The Committee is responsible for approving all executive employment contracts, changes in compensation (base salary and bonus), and other forms of compensation paid to the Company's executive officers in general. Until November 1996, the Committee also was responsible for approving the issuance of all employee stock options. The policy of the Committee is to consider on a subjective basis the executive's ability, contribution and dedication toward the enhancement of stockholder value. For fiscal year 1998, the Committee adopted a formal management incentive plan for senior employees of the Company. Awards under the plan will only be made after achieving predetermined levels of profitability. The plan is designed to attract, retain and motivate individuals who are responsible for enhancing shareholder value through increased profitability of the Company.

     In fiscal year 1994, the Committee approved a four-year employment contract for Stephen Russell, President and Chief Executive Officer which provides for a base salary of $395,000 with annual increases of 7.5%. The Committee believed this base compensation was competitive as compared to a range of base salaries of executives in similar positions with companies in the Company's peer group. In addition, the employment contract provided for a bonus determined on the basis of three percent of profit before tax in excess of $3,000,000, not to exceed $360,000. Effective October 1, 1996, the Committee agreed to amend Mr. Russell's contract to reflect his assumption of increased responsibilities following the resignation of Leonard R. Bennett, the former President of the Company. The amendment provided that Mr. Russell would receive five percent of profit before tax in excess of $3,000,000. On August 1, 1997, the Compensation Committee of the Board of Directors renegotiated the general terms of Mr. Russell's current employment contract which expires January 21, 1998. The employment contract was extended for three years to January 21, 2001. In lieu of a fixed percentage annual base salary increase, Mr. Russell will receive an annual base salary increase equal to the change in the Consumer Price Index, and stock options awarded to Mr. Russell on September 9, 1994 to acquire 25,000 shares of Common Stock at an exercise price of $20.00 per share were repriced to $12.00, the closing sale price of the Company's Common Stock on the NASDAQ National Market on August 1, 1997. In lieu of a bonus based on a stipulated percentage of pretax income above a minimum level, Mr. Russell participates in an incentive bonus program designed for all members of the Company's senior management. Depending upon the Company's performance which is measured against goals established by the Compensation Committee annually, Mr. Russell earns a bonus as a percentage of his base salary of between 0% and 105%. The Committee believes this provides a direct link between the executive's compensation and Company performance and resulting enhancement of stockholder value as well as his substantial contribution to the improved performance of the Company in 1997.

     Stock option grants are awarded on a discretionary, case by case basis, after consideration of an individual's position, contribution to the Company, length of service with the Company, number of options held, if any, and other compensation.

     The Company has not formulated a policy with respect to qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") regarding the deductibility of compensation exceeding $1 million in a taxable year paid to an executive officer. However, the amendments to the Stock Option Plan set forth under "Compensation Plans" are intended to meet the requirements of Section 162(m) of the Code.

                             COMPENSATION COMMITTEE

                                 Joel E. Smilow
                                    Kilin To

Compensation Committee Interlocks and Insider Participation

     The Company and Citicorp Venture Capital, Ltd. ("CVC"), of which Mr. To was an officer, are parties to a registration rights agreement relating to the Common Stock owned by CVC. The Company, Mr. Russell and Hanseatic, a corporation of which Paul A. Biddelman, a director of the Company, is an officer, are all parties to a stockholders' agreement relating to the election of Mr. Russell and a Hanseatic designee to the Board of Directors.

     For a further description of the foregoing transactions, see "Security Ownership of Principal Stockholders and Management"and "Certain Relationships and Related Transactions."

                             Stock Price Performance

     The following graph is a comparison of the cumulative total return to stockholders of the Company from the date its Common Stock commenced trading on the NASDAQ National Market to June 30, 1998 to the cumulative total returns of the NASDAQ Stock Market - U.S. and the NASDAQ Truck and Transportation Index for that period.

     Under the rules of the Securities and Exchange Commission ('SEC"), this graph is not deemed "Soliciting Material" and is not incorporated by reference in any filings with the SEC under the Securities Act of 1993 or the Securities Exchange Act of 1934.

                COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*
                         AMONG CELADON GROUP, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX

                             [PERFORMANCE GRAPH]

                                                   Cumulative Total Return
                                       --------------------------------------------------
                                       1/21/94    6/94    6/95    6/96     6/97     6/98
CELADON GROUP, INC.                    100.00    94.83   105.17    53.45    79.31   131.03
NASDAQ STOCK MARKET (U.S.)             100.00    89.44   119.39   153.29   186.39   246.02
NASDAQ TRUCKING & TRANSPORTATION       100.00    89.40    99.98   110.82   127.10   153.17

           Security Ownership of Principal Stockholders and Management

     The following table sets forth certain information furnished to the Company regarding the beneficial ownership of Common Stock (i) by each person who, to the knowledge of the Company, based upon filings with the Securities and Exchange Commission, beneficially owns more than five percent of the outstanding shares of the Common Stock, (ii) by each director of the Company, (iii) by each of the executive officers named in the Summary Compensation Table, and (iv) by all directors and executive officers of the Company as a group.

                                                      Beneficial Ownership of Common
                                                      Stock as of April 23, 1999 (1)
                                                      ------------------------------
Name and
Position                                                   Shares                %
--------                                                   ------            ------
Stephen Russell......................................     989,804(2)(3)      12.8%
   President, Chief Executive Officer and
   Chairman
Ronald S. Roman......................................       3,334(3)             *
   Senior Executive Vice President and Chief
   Operating Officer
Robert Goldberg (3)..................................       6,667(3)             *
   Executive Vice President and
   Chief Financial Officer
Michael W. Dunlap....................................       5,276(3)             *
   Vice President - Treasurer
Paul A. Will.........................................      10,834(3)             *
   Vice President - Controller
Paul A. Biddelman....................................   1,015,435(3)(4)      13.1%
   Director of the Company
Michael Miller.......................................      42,500(3)             *
   Director of the Company
Joel E. Smilow.......................................     135,200(3)          1.7%
   Director of the Company
Kilin To.............................................      56,585(3)             *
   Director of the Company
All executive officers and directors as a group
   (11 persons)......................................   1,270,579(5)         16.4%
FIVE PERCENT OWNERS
Brinson Partners, Inc. (6)...........................     422,900(7)          5.5%
Citicorp Venture Capital Ltd.........................     438,358(8)          5.7%
Dimensional Fund Advisors (9)........................     497,300(7)          6.4%
FSIP, LLC (10).......................................     446,700(7)          5.8%
Hanseatic Corporation................................     982,935(4)         12.7%
Wolfgang Traber......................................     982,935(4)         12.7%

-----------
*Represents beneficial ownership of not more than one percent of the outstanding
 Common Stock.

(1)  Based upon 7,751,657 shares of Common Stock outstanding at April 23, 1999.

(2) Excludes 982,935 shares of Common Stock reported as beneficially owned by Hanseatic in filings with the Commission, all of which may be deemed to be beneficially owned by Mr. Russell by virtue of a stockholders agreement among Mr. Russell, Hanseatic and the Company. Mr. Russell disclaims beneficial ownership of such shares. Mr. Russell's address is One Celadon Drive, Indianapolis, IN 46235-4207.

(3) Includes shares of Common Stock which the directors and executive officers had the right to acquire through the exercise of options within 60 days of April 23, 1999, as follows: Stephen Russell - 70,000 shares; Ronald S. Roman - 3,334 shares; Robert Goldberg - 6,667 shares; Michael
     W. Dunlap - 5,276 shares; Paul A. Will - 10,834 shares; Paul A. Biddelman
     - 32,500 shares; Michael Miller - 32,500 shares; Joel E. Smilow - 16,000 shares; and Kilin To - 32,500 shares.

(4) Of such shares, 946,021 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which Hanseatic is the sole managing member. The remaining shares are held by Hanseatic for discretionary customer accounts.
     Mr. Biddelman is the President of Hanseatic and holds shared voting and investment power with respect to the shares held by Hanseatic.
     In addition, Mr. Wolfgang Traber is the holder of a majority of the shares of capital stock of Hanseatic. Excludes 989,804 shares of Common Stock owned by Mr. Russell that are subject to a stockholders agreement among Mr. Russell, Hanseatic and the Company. The address of Hanseatic, Mr. Traber and Mr. Biddelman is 450 Park Avenue, New York, New York 10022.

(5) Does not include 982,935 shares of Celadon Stock reported as beneficially owned by Hanseatic in filings with the Commission, all of which are deemed to be beneficially owned by Mr. Biddelman. Mr. Biddelman is the President of Hanseatic and holds shared investment and voting power with respect to the shares held by Hanseatic.

(6) Brinson Partners, Inc. ("BPI") is a registered inestment adviser deemed to have beneficial ownership of 422,900 shares of Celadon Common Stock (the "BPI shares") as of December 31, 1998. BPI is an indirect wholly-owned subsidiary of UBSAG, which is classified as a bank pursuant to Section 3(a)(b) of the Securities Act of 1933, as amended. UBS AG has reported indirect beneficial ownership if the BPI Shares by reason of its ownership of BPI and intermediate holding companies. The address of Brinson Partners is 209 South LaSalle, Chicago, IL 60604-1295. The address of UBS AG is Banhofstrasse 45 8021, Zurich, Switzerland.

(7) This information is based upon Schedules 13G filed with the Securities and Exchange Commission.

(8) The address of Citicorp Venture Capital, Ltd. is 399 Park Avenue, New York, New York.

(9) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 503,900 shares of Celadon Common Stock as of September 8, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(10) The address of FSIP, LLC is 230 Park Avenue, New York, New York.

     Except as otherwise indicated, the Company has been advised that the beneficial holders listed in the table above have sole voting and investment power regarding the shares shown as being beneficially owned by them. Except as noted in the footnotes, none of such shares is known by the Company to be shares with respect to which the beneficial owner has the right to acquire beneficial ownership.

     The Company, Stephen Russell and Hanseatic are parties to a stockholders agreement which provides that, as long as Hanseatic and Mr. Russell each beneficially own at least five percent of the outstanding shares of Common Stock, the Company shall use its best efforts to insure that one member of the Company's Board of Directors is a designee of Hanseatic and that another member of the Company's Board of Directors is a designee of Mr. Russell. In addition, Mr. Russell and Hanseatic have agreed to vote all shares of Common Stock owned by them in favor of the election of such nominees or, upon the death of Mr. Russell, for the designee of the holder of a majority of Mr. Russell's shares of Common Stock on the date of death.

                 Certain Relationships and Related Transactions

Transactions with Directors and Stockholders

     The Company and Hanseatic, a corporation of which Paul Biddelman, a director of the Company, is an officer, entered into a registration rights agreement, dated as of October 8, 1992, in connection with Hanseatic's purchase of a 9.25% Senior Subordinated Convertible Note (the "Hanseatic Note") for an aggregate purchase price of $8,000,000. The Hanseatic Note was converted in February 1994, into 731,371 shares of Common Stock (equivalent to a conversion price of $10.82 per share). In connection with the purchase of the Hanseatic Note, the Company paid Hanseatic a $160,000 facility fee and issued to Hanseatic a warrant to purchase 12,121 shares of Common Stock at any time prior to September 30, 1998, at an exercise price of $10.82 per share. Until October 1998, Hanseatic and its permitted transferees have the right to require the Company to file, subject to certain terms and conditions, a registration statement in respect of any or all of the shares of Common Stock (subject to a minimum of 363,636 shares) covered by such agreement which are then held by the requesting holders. In addition, Hanseatic and its permitted transferees have the right to require the Company to include, subject to certain exceptions, any or all shares of Common Stock covered by such agreement in any registration statement filed by the Company. Such "piggyback" rights terminate on September 30, 2001.

     The Company, Hanseatic and Stephen Russell are parties to a stockholders' agreement, dated as of October 8, 1992, which was amended on July 3, 1996. The agreement provides that each party shall vote its shares of Common Stock for the election as director of one designee of the other party. See "Security Ownership of Principal Stockholders and Management."

     The Company and CVC, a principal stockholder of the Company, and of which Kilin To, a director of the Company, was an officer, entered into a registration rights agreement, dated as of April 7, 1988, in connection with CVC's purchase of 1,000,000 shares of Series F Convertible Preferred Stock of the Company and warrants exercisable to purchase Common Stock of the Company (all of which have been converted or exercised, as the case may be, at a weighted average price of $3.08 per share into shares of Common Stock). Under the terms of such agreement, CVC and its permitted transferees have the right to require the Company to file, subject to certain terms and conditions, a registration statement for any or all of the 476,894 shares of Common Stock covered by such agreement which are then held by the requesting holders. In addition, CVC and its permitted transferees have the right to require the Company to include, subject to certain exceptions, any or all of the shares of Common Stock covered by such agreement in any registration statement filed by the Company.

     In July 1996, the Company guaranteed eight individual one year bank loans to eight executives aggregating $270,000. The loans ranged in amounts from $9,000 to $54,000, were full recourse to the individual executive and were secured by a total of 30,000 shares of Common Stock owned by the executives individually. In February 1997, one of the original debtors withdrew and was replaced by two additional executives. On January 1, 1998, the Company repaid the outstanding bank loans and assumed the bank's rights as lender. The loans are secured by a total of 30,000 shares of Common Stock owned by the executives individually. During fiscal 1998, the Company purchased as treasury stock 18,000 of the 30,000 shares of Common Stock securing the loans. The remaining 12,000 shares secure $108,000 of outstanding executive loans.

                RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

     The Board of Directors has appointed Ernst & Young LLP as the independent auditors for the Company for the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as auditors.

                             STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the next annual meeting must be received for inclusion in the Company's proxy statement and form of proxy by June 19, 1999.

GENERAL

     The Board of Directors does not know of any matters other than those specified in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgement. In the event that any nominee is unable to serve as a director at the date of the meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

     Under Delaware Law and the Company's Certificate of Incorporation and By-laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of shares entitled to vote thereon. A majority of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. Shares represented by proxies withholding votes from nominees will be counted only for purposes of determining a quorum.

     The entire cost of soliciting proxies hereunder will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not be compensated for their services. The Company will reimburse brokers and banks for their reasonable expenses for forwarding material to beneficial owners for whom they hold stock.

     The Company intends to furnish to its stockholders a copy of the Company's 1998 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.

Indianapolis, Indiana
May 7, 1999

CL258B

                                   APPENDIX 1
                                   DETACH HERE

                                     PROXY



                                 CELADON GROUP
                             9503 East 33rd Street
                               One Celadon Drive
                        Indianapolis, Indiana 46235-4207

                        ANNUAL MEETING OF STOCKHOLDERS
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen Russell, Paul Biddelman and Paul
A. Will and each of them, with full power of substitution, proxies of the undersigned, to vote all shares of Common Stock of Celadon Group, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Friday, May 28, 1999 at 10:00 a.m., (local time) at the Company's Corporate Headquarters located at One Celadon Drive, Indianapolis, Indiana 46235, and at any adjournments thereof. The undersigned hereby revokes any proxy heretofore given with respect to such shares.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL
2. IF MORE THAN ONE OF SAID PROXIES OR THEIR SUBSTITUTES SHALL BE PRESENT AND VOTE AT SAID MEETING, OR ANY ADJOURNMENT THEREOF, A MAJORITY OF THEM SO PRESENT AND VOTING (OR IF ONLY ONE TO BE PRESENT AND VOTE, THEN THAT ONE) WILL HAVE AND MAY EXERCISE ALL THE POWERS HEREBY GRANTED.


SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                               SIDE

CL258A                            DETACH HERE

[X] Please mark
    votes as in
    this example.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND THE PROPOSALS LISTED BELOW.

 1. Election of Directors.

    NOMINEES: Stephen Russell, Paul A. Biddelman,
              Michael Miller, Joel E. Smilow, Kilin To.



     FOR       [ ]                      [ ]   WITHHELD
     ALL                                      FROM ALL
     NOMINEES                                 NOMINEES

[      ]______________________________________
        For all nominees except as noted above


                                         FOR      AGAINST    ABSTAIN
2. Ratification of appointment of       [  ]        [ ]        [ ]
   Ernst & Young LLP as auditors.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT. [     ]


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE WHEN MAILED IN THE USA.


Please sign below exactly as your name appears. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: _________________ Date: _____ Signature: _________________ Date:_____